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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A
                                 (RULE 14A-101)
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                                PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
                  PROXY STATEMENT PURSUANT TO SECTION 14(A) OF
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     / / Preliminary proxy statement

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     / / Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12
                               KMART CORPORATION
                (Name of registrant as specified in its charter)
                               KMART CORPORATION
                   (Name of Person(s) Filing Proxy Statement)

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     The following is the text of a press release that was issued by Kmart
Corporation on May 9, 1994:

     "Kmart Corporation issued today the following statement in response to an announcement by the State of Wisconsin Investment Board (SWIB) concerning the Specialty Retail Stock Proposal contained in Kmart's 1994 proxy statement:

     Kmart and its Board of Directors are disappointed in SWIB's decision to oppose our Specialty Retail Stock Proposal. The company and its Board, however, continue to believe that the Proposal, which would authorize the Board to issue four new series of common stock intended to reflect the performance of the company's specialty retail businesses, is in the best interests of Kmart shareholders and provides the company with greater flexibility with regard to these businesses. The Proposal represents a mechanism for realizing some of the value inherent in our investment in the specialty store businesses while, at the same time, providing an environment intended to spur growth in those businesses by further empowering the strong, incumbent management at each of these companies.

     Kmart also reaffirms its support of the five directors nominated for reelection. These directors, along with others on the board, have approved a comprehensive plan for renewal of Kmart's core discount stores that remains an effective, viable blueprint to restore earnings growth at Kmart. The Specialty Retail Stock Proposal is one part of this overall proactive Kmart strategy to realign its businesses, to improve financial results and to increase shareholder value. It is Kmart's intention to sell up to 30% of the equity value of each of our remaining specialty businesses, which will provide a significant cash infusion to Kmart Corporation, reduce our debt and provide the company with greater financial flexibility.

     Contrary to what SWIB has indicated, Kmart's specialty retail businesses have not distracted management's attention from its Kmart stores. The company has an aggressive modernization program in place with respect to the Kmart division and is in the process of implementing far-reaching productivity enhancement programs at both store operations and merchandising levels. Furthermore, the company recently re-examined all of its specialty retail businesses and discontinued or divested those which it believed did not fit within the overall Kmart strategy -- PACE Membership Warehouse and PayLess Drug Stores.

     The Specialty Retail Stock Proposal creates a mechanism to establish a market value for the specialty businesses which would facilitate any future action to enhance shareholder value. The Proposal provides management with the flexibility to take other actions with respect to these businesses, including their disposition if at some point that is deemed appropriate.

     Kmart is committed to achieving value for its shareholders and believes that the Specialty Retail Stock Proposal is a positive step in that direction. The company realizes that recent Kmart sales and earnings have been disappointing, resulting in pressure on our stock price. Kmart, however, has adopted and will continue to implement initiatives to improve results and meet these challenges. The Specialty Retail Stock Proposal is an integral part of this overall plan, and to vote against it would, in fact, be counterproductive. We have met and will continue to meet and discuss these issues with the company's shareholders."